EXHIBIT 99.1

NEWS RELEASE

Contact:
Charles H. Abdalian, Jr.	Karen L. Bergman or
Senior Vice President and CFO	Michelle Corral
Coley Pharmaceutical Group	BCC Partners (US)
+1.781.431.9044	+1.650.575.1509 or +1.415.794.8662
cabdalian@coleypharma.com	kbergman@bccpartners.com
mcorral@bccpartners.com

For Immediate Release

Coley Pharmaceutical Group Reports Third Quarter Financial Results

Wellesley, MA, November 10, 2005—Coley Pharmaceutical Group, Inc. (Nasdaq: COLY), a biopharmaceutical company discovering and developing a novel class of drug candidates known as TLR Therapeutics™, today reported its financial results for the third quarter ended September 30, 2005.

The company reported revenue of $4.9 million for the third quarter compared to $2.1 million for the same period last year. This increase was primarily due to revenue recognized under Coley’s licensing agreement with Pfizer Inc., which was entered into earlier in 2005. Coley reported a net loss attributable to common shareholders for the third quarter of 2005 of $10.8 million versus $9.8 million for the third quarter of 2004.

Research and development expenses totaled $13.0 million for the third quarter of 2005 versus $9.3 million for the same period in the prior year. General and administrative expenses were $2.6 million for the third quarter of 2005 versus $1.8 million for the same quarter of the prior year. Non-cash stock compensation expense included in research and development and general and administrative expenses in the three-month period was $4.0 million in 2005 compared to $0.8 million in the same period in 2004.

Nine Months Ended September 30, 2005 and 2004

The company reported revenue of $10.4 million for the nine-months ended September 30, 2005 compared to $11.3 million for the same period last year. Revenues decreased in 2005 primarily as a result of the completion of a U.S. government research contract during in 2005. Coley reported a net loss attributable to common shareholders for the nine-month period in 2005 of $33.0 million versus $27.7 million for the nine-month period of 2004.

Research and development expenses totaled $32.4 million for the first nine months of 2005 versus $29.6 million for the same period in the prior year. General and administrative expenses were $8.8 million for the first nine months of 2005 versus $5.8 million for the same period in the prior year. Non-cash stock compensation expense included in research and development and general administrative expenses in the nine-month periods was $10.6 million in 2005 compared to $2.3 million in 2004.

Third Quarter Events

Coley completed its initial public offering (IPO) of 6.9 million shares of common stock at a price of $16 per share during the third quarter of 2005. Net proceeds of the initial public offering (including the net proceeds from the underwriters’ exercise of their over-allotment option) were approximately $101.0 million, after deducting underwriting discounts, commissions and offering expenses. Simultaneous with its IPO, Coley also sold 625,000 shares of common stock in a $10 million private placement to Pfizer Inc. at a price of $16.00 per share. At September 30, 2005 common shares outstanding totaled 25.9 million and cash and cash equivalents were $152.0 million.

As a result of licensing its lead cancer product candidate, ProMune™ (CPG 7909, now referred to as PF-3512676), to Pfizer earlier in 2005, Coley has shifted its internal product development focus from oncology to concentrate on its ongoing work in infectious diseases. Coley’s lead product candidate for the treatment of infectious diseases is Actilon™, which completed a randomized, controlled Phase Ib four-week dose-escalation clinical trial as a monotherapy in chronic Hepatitis C virus, or HCV, in the third quarter of 2005. Based upon interim clinical results from this trial, Coley initiated a five-arm Phase Ib clinical study, in which Actilon is being evaluated alone and in combinations with drugs which comprise the current standard of care for the treatment of chronic HCV. The treatment duration of this second Phase Ib clinical trial will be for a minimum twelve weeks. Results from the first Phase Ib (four week) clinical trial are being presented at the American Association for the Study of Liver Diseases’ Annual Meeting on November 14, 2005 in San Francisco, California, U.S.A.

2005 Guidance

As of the end of the third quarter, the company expects the net loss for 2005 before accretion of redeemable convertible preferred stock to be in the range of $38 to $40 million, resulting in cash and cash equivalents at December 31, 2005 ranging from $140 million to $143 million.

Coley anticipates that its collaborator, Pfizer will commence two international PF-3512676-registration Phase III clinical trials in first-line non-small cell lung cancer by the end of 2005 under the special protocol assessment (“SPA”) procedure of the U.S. Food and Drug Administration.

Investor Update Call

Coley will be hosting a conference call and webcast on November 15, 2005 at 10:00 am Eastern Time with company management to review interim clinical data from the recently completed Phase Ib Actilon™ clinical study being presented at the American Association for the Study of Liver Disease and to provide an update on plans for commencement of

Phase III clinical trials of PF-3512676 by collaborator Pfizer. Coley senior management will also review financial results for the third quarter of 2005.

To access the live audio broadcast or the subsequent archived recording, visit the Investor Center section of the Coley website located at www.coleypharma.com. Please log on to Coley’s website several minutes prior to the start of the presentation to ensure adequate time for any software downloads that may be necessary. The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, and institutional investors can access the call via www.streetevents.com. The dial-in number for the conference call is +1 866-510-0711in the U.S., +1 617-597-5379 outside the U.S., and the participant passcode is 25451923. A replay of the call may also be accessed via telephone by dialing 1-888-286-8010 (U.S.) or 1-617-801-6888 (international) with the passcode 48213871. The archived webcast and replay of the call will be available until November 29, 2005.

About Coley Pharmaceutical Group

Coley Pharmaceutical Group, Inc. is an international biopharmaceutical company, headquartered in Wellesley, Massachusetts, USA, that discovers and develops TLR Therapeutics™, a new class of investigational drug candidates that direct the human immune system to fight cancers, infectious diseases, asthma and allergy. Coley has established a pipeline of four TLR Therapeutic product candidates currently advancing through clinical development either independently or with partners, and additional product candidates in preclinical development. Coley has product development, research and license agreements with Pfizer, sanofi-aventis, Chiron, GlaxoSmithKline and the United States government. For further information on Coley Pharmaceutical Group please visit www.coleypharma.com.

Safe Harbor Statement

Certain statements in this news release concerning Coley’s business are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, those relating to Coley’s ability to advance the discovery, development and commercialization of its TLR Therapeutics. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions Coley might make or by known or unknown risks and uncertainties, including, but not limited to: the early stage of product development; uncertainties as to the future success of ongoing and planned clinical trials; and the unproven safety and efficacy of products under development. Consequently, no forward-looking statement can be guaranteed, and actual results may vary materially. Coley undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

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Coley Pharmaceutical Group, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30, 2005	December 31, 2004
(in thousands, except share and per share data)
Assets
Cash, cash equivalents and marketable securities	151,921	23,204
Accounts receivable	1,716	1,264
Prepaid expenses and other current assets	1,703	1,375
Deferred royalty fees	8,730	2,988
Property and equipment, net	4,674	4,015
Acquired intangible assets, net	1,157	1,277
Other assets	859	1,967

Total assets	$170,760	$36,090

Liabilities, Redeemable Convertible Preferred Stock and Shareholders’ Equity (Deficit)
Current liabilities	8,775	10,025
Deferred revenue	58,035	12,569
Note payable and capital lease obligations	3,850	5,485
Redeemable convertible preferred stock	—	145,631
Shareholders’ equity (deficit)	100,100	(137,620)

Total liabilities, redeemable convertible preferred stock and shareholders’ equity (deficit)	$170,760	$36,090

Coley Pharmaceutical Group, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
(in thousands, except share and per share data)
Revenue
Collaborative agreements	$3,932	$246	$6,768	$5,758
Government contracts and grants	1,014	1,866	3,669	5,590

Total revenue	4,946	2,112	10,437	11,348

Operating expenses
Research and development	13,020	9,324	32,451	29,602
General and administrative	2,623	1,771	8,814	5,811
Royalty expense	504	51	933	827

Total operating expenses	16,147	11,146	42,198	36,240

Loss from operations	(11,201)	(9,034)	(31,761)	(24,892)

Other income and expense, net	727	11	733	(421)

Net loss	(10,474)	(9,023)	(31,028)	(25,313)
Accretion of redeemable convertible preferred stock	(351)	(799)	(1,984)	(2,352)

Net loss attributable to common shareholders	($10,825)	($9,822)	($33,012)	($27,665)

Net loss per share attributable to common shareholders
Basic and diluted net loss per share attributable to common shareholders	($0.71)	($9.87)	($5.68)	($27.89)

Weighted average shares used to compute basic and diluted loss per share attributable to common shareholders	15,155	995	5,816	992

Pro forma basic and diluted net loss per share attributable to common shareholders	($0.46)		($1.58)

Shares used to compute pro forma basic and diluted net loss per share attributable to common shareholders	22,596		19,579

The outstanding preferred stock of the Company and guaranteed payment in kind dividends to Series F preferred stockholders automatically converted into 17,003,547 shares of common stock upon the completion of the Company’s initial public offering on August 9, 2005. Accordingly, pro forma basic and diluted net loss per common share has been calculated assuming the preferred stock was converted as of January 1, 2005.

Coley Pharmaceutical Group, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2005	2004
(in thousands)
Cash flows from operating activities	$19,614	($19,687)

Cash flows from investing activities
Net Purchases/maturities of marketable securities	10,013	(2,008)
Purchases of property and equipment	(318)	(219)

Net cash provided by (used in) investing activities	9,696	(2,227)

Cash flows from financing activities
Principal payments of capital lease obligations	(1,306)	(1,680)
Repayments of long-term debt	0	(2,400)
Release (deposits) of restricted cash	102	(341)
Proceeds from issuance of common stock	111,184	28
Proceeds from issuance of preferred stock	—	25,048
Proceeds on repayment of shareholder note	21	19

Net cash provided by financing activities	110,001	20,674

Exchange rate effect on cash and cash equivalents	(580)	(98)

Net increase (decrease) in cash and cash equivalents	138,731	(1,338)
Cash and cash equivalents, beginning of period	13,190	13,971

Cash and cash equivalents, end of period	$151,921	$12,633